                            [Oceaneering Letterhead]


                                                                   Exhibit 99.01

March 27, 2002


United States Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549


Re:  Arthur Andersen LLP



The financial statements of Oceaneering International, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Arthur Andersen LLP ("Andersen"). Andersen has represented to us that the audit of our consolidated financial statements as of December 31, 2001 and for the year then ended was subject to Andersen's quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.



Oceaneering International, Inc.


/s/ MARVIN J. MIGURA
---------------------------
By: Marvin J. Migura
    Senior Vice President and Chief Financial Officer
    (Principal Financial Officer)